SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Green Dot Corporation
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April 13, 2015
Dear Stockholders:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Green Dot Corporation to be held on Thursday, May 28, 2015 at 9:00 a.m. (Pacific Daylight Time) at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California. Directions to the meeting appear on the back cover of the accompanying notice of annual meeting and proxy statement.
Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and 2014 annual report to stockholders. This notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.
We hope that you will be able to attend this year's Annual Meeting of Stockholders. There will be an opportunity for all stockholders present at the meeting to ask questions. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Green Dot Corporation.

Sincerely,
Steven W. Streit
Chairman, President and Chief Executive Officer

GREEN DOT CORPORATION
3465 E. Foothill Blvd.
Pasadena, California 91107
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2015
________________
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Green Dot Corporation will be held on Thursday, May 28, 2015, at 9:00 a.m. (Pacific Daylight Time) at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.To elect three Class II directors, to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.
Your vote as a Green Dot Corporation stockholder is very important. Each share of Class A common stock that you own represents one vote. For questions regarding your stock ownership, you may contact Investor Relations at (626) 765-2427 or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

John C. Ricci
General Counsel and Secretary

Pasadena, California
April 13, 2015

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

GREEN DOT CORPORATION
PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

GREEN DOT CORPORATION
3465 E. Foothill Blvd.
Pasadena, California 91107
________________
PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
________________
April 13, 2015
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the Board of Directors of Green Dot Corporation ("Green Dot") for use at Green Dot's 2015 Annual Meeting of Stockholders (the “meeting”) to be held on May 28, 2015, at 9:00 a.m. (Pacific Daylight Time), and any adjournment or postponement thereof.
Internet Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 17, 2015, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders' timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Questions and Answers About the Meeting
What is the purpose of the meeting?
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Green Dot and respond to questions from stockholders.
What proposals are scheduled to be voted on at the meeting?
Stockholders will be asked to vote on two proposals. The proposals are:

1.
The election to the Board of Directors of three Class II directors named in this proxy statement, to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal; and

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
Could other matters be decided at the meeting?
Our bylaws require that we receive advance notice of any proposal to be brought before the meeting by stockholders of Green Dot, and we have not received notice of any such proposals. If any other matter were to come before the meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.
What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the meeting?
The Board of Directors recommends that you vote FOR the Class II directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2).
Who can vote at the meeting?
Stockholders as of the record date for the meeting, March 31, 2015, are entitled to vote at the meeting. At the close of business on the record date, there were outstanding and entitled to vote 51,699,406 shares of Green Dot Class A common stock.

Stockholder of Record: Shares Registered in Your Name
If on March 31, 2015 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If on March 31, 2015 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.
How do I vote?
If you are a stockholder of record, you may:

•	vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote by telephone or through the Internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on May 27, 2015. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting.
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “For” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For any other matter to be voted on you may vote “For” or “Against” or “Abstain” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting in person if you have already voted by proxy.
What shares can I vote?
Each share of Green Dot Class A common stock issued and outstanding as of the close of business on March 31, 2015 is entitled to vote on all items being voted on at the meeting. You may vote all shares owned by you as of March 31, 2015, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
How many votes am I entitled to per share?
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of March 31, 2015.
What is the quorum requirement for the meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.
 Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.
What is the vote required for each proposal?
The votes required to approve each proposal are as follows:

•
Proposal No. 1. The director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominee or “WITHHOLD” your vote with respect to the nominee.

•	Proposal No. 2. Approval of proposal will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.
What if I return a proxy card but do not make specific choices?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
Who is paying for this proxy solicitation?
The expenses of soliciting proxies will be paid by Green Dot. Following the original mailing of the soliciting materials, Green Dot and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Green Dot will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Green Dot, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
What does it mean if I receive more than one proxy card or Notice of Internet Availability?
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?
A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Green Dot (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Where can I find the voting results?
The preliminary voting results will be announced at the meeting and posted on our website at http://ir.greendot.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
Green Dot is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.greendot.com, by clicking on “Corporate Governance Guidelines,” under “Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board of Directors with respect to changes as warranted.
Board Leadership Structure
Our Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. This flexibility permits our Board of Directors to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances.
Our Board of Directors believes that we and our stockholders currently are best served by having Steven W. Streit serve as Chairman as well as Chief Executive Officer. By combining these positions, Mr. Streit serves as a bridge between the Board of Directors and the operating organization and, with his historical knowledge and operational expertise, provides critical leadership for the strategic initiatives and challenges of the future.
During those periods in which the positions of Chairman and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Kenneth C. Aldrich currently serves as the Lead Independent Director.
The position and role of the Lead Independent Director is intended to facilitate communication between the Board of Directors and the Chairman and Chief Executive Officer and other members of management. The Lead Independent Director has the following duties:

•	To organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate approved messages and directives to the Chairman;

•	To preside at all meetings of the Board of Directors at which the Chairman is not available;

•	To collect and communicate to the Chairman the views and recommendations of the independent directors, relating to his or her performance; and

•	To perform such other duties and responsibilities as may be assigned from time-to-time by the independent directors.
The Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.
Our Board of Directors' Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the committees of our Board of Directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board of Directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management's risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.
Each committee of the Board of Directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus and reviews risks and exposures related to management succession planning. The Audit Committee reviews strategic, financial and execution risks and exposures and regulatory exposures and other current matters that may present material risk to the company. The Audit Committee also oversees our internal audit function and discusses with management and our independent registered public accounting firm our policies with respect to significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee receives periodic reports from our Chief Risk Officer on our enterprise risk management program. The Compensation Committee reviews risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans. The Nominating and Corporate Governance Committee reviews risks and exposures relating to significant legal compliance risks and also monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.
Independence of Directors
Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange, or the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.
Applying these standards, the board annually reviews the independence of the company's directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the absence of any employment relationships between the company and its directors (other than Steven W. Streit who is an officer of the company and Samuel Altman who was an employee of the company within the last three years) and their families; the absence of any of the other specific relationships that would preclude a determination of independence under the rules of the NYSE; the absence of transactions with non-employee directors and members of their families that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and the absence of any other material relationships between the non-employee directors and Green Dot.
Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent as determined under the rules of the NYSE:

Kenneth C. Aldrich	Timothy R. Greenleaf
Glinda Bridgforth Hodges	Michael J. Moritz
Mary J. Dent	George T. Shaheen
All members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Green Dot or any of its subsidiaries other than their directors' compensation. No member of any committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Green Dot or any of its subsidiaries. Our Board of Directors has determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and all members of our Audit Committee satisfy the relevant SEC additional independence requirements for the members of such committee.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board of Directors. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Corporate Secretary or by clicking on “Governance” in the investor relations section of our website, http://ir.greendot.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee is comprised of Mr. Greenleaf, who is the chair of the Audit Committee, and Ms. Dent and Mr. Shaheen. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that Mr. Greenleaf is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K based on his experience in the areas of venture capital and private equity investment (including strategic financial analysis), finance and business generally. Pursuant to its charter, our Audit Committee, among other things:

•	appoints our independent auditors;

•	approves the audit and non-audit services to be performed by our independent auditors;

•	assesses the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the integrity, adequacy and effectiveness of our accounting and financial reporting processes and the adequacy and effectiveness of our systems of internal control;

•	discusses the results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results; and

•	prepares the Audit Committee report that the SEC requires in our annual proxy statement.
Compensation Committee
Our Compensation Committee is comprised of Mr. Aldrich, who is the chair of the Compensation Committee, and Messrs. Greenleaf, Moritz and Shaheen. The composition of our Compensation Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Pursuant to its charter our Compensation Committee, among other things:

•	reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) regarding the compensation of our executive officers;

•	administers and interprets our stock and equity incentive plans;

•	reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) with respect to equity and non-equity incentive compensation plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.
From time to time, in accordance with the provisions of its charter, our Compensation Committee reviews and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in the “Executive Compensation-Compensation Discussion and Analysis” below. Our Compensation Committee periodically reviews the market practice for non-employee directors for companies in our peer group in consultation with its independent compensation consultant.
Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Our Compensation Committee oversees the engagement of its independent compensation consultant and any other consultants it engages in addition to or in replacement of its independent consultant. Representatives of our Compensation Committee’s independent compensation consultant meet informally with the chair of our Compensation Committee and, from time to time, with our Compensation Committee during its regular meetings. The independent compensation consultant selected by our Compensation Committee works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee's approval. Based in part on policies and procedures implemented by Board Advisory, LLC to ensure its ability to provide objective third-party advice on executive compensation matters, our Compensation Committee selected that firm to provide advice and ongoing recommendations on executive compensation matters for 2014 and believed that firm was free of conflicts of interest during the period of its engagement. In the second half of 2014, as discussed in the CD&A under the "Role of Compensation Consultant" below, our Compensation Committee retained Deloitte Consulting LLP ("Deloitte Consulting") to provide benchmarking data and review the competitiveness of our executive compensation levels and practices for the named executive officers. In 2014, our Compensation Committee considered Deloitte Consulting's independence as its independent compensation consultant by taking into account the factors prescribed by the NYSE listing rules. Based on this evaluation, the Committee determined that no conflict of interest exists.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Mr. Aldrich, who is the chair of the Nominating and Corporate Governance Committee, and Mses. Bridgforth Hodges and Dent. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Pursuant to its charter, our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and its committees;

•	oversees the evaluation of the performance of our Board of Directors and its committees and of individual directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews our legal compliance policies; and

•	makes recommendations to our Board of Directors concerning our corporate governance guidelines and other corporate governance matters.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Lead Independent Director, currently Mr. Aldrich, is the presiding director at these meetings.
Board and Committee Meetings and Attendance
The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2014, the Board of Directors met seven times, including telephonic meetings, the Audit Committee held twelve meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held three meetings. During 2014, no director attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served (during the period which such director served).
Board Attendance at Annual Stockholders' Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. Excluding directors who were not standing for re-election at the meeting, all of our directors attended our 2014 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Lead Independent Director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.
The address for these communications is:
Corporate Secretary
Green Dot Corporation
3465 East Foothill Blvd.
Pasadena, CA 91107
Code of Business Conduct and Ethics
We have adopted codes of business conduct and ethics that, on a combined basis, apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics are posted on the Investor Relations section of our website located at http://ir.greendot.com, by clicking on “Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee's charter, our certificate of incorporation and bylaws and our corporate governance guidelines. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Additional Information - Stockholder Proposals to be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing an experienced and highly-qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the Board of Directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines and charters of the Board of Directors' committees. In addition, neither the Board of Directors nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, among other things, a candidate's independence, integrity, skills, financial and other expertise, breadth of experience and knowledge about our business or industry and willingness and ability to devote adequate time and effort to responsibilities of the Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote Board of Directors membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors' overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, qualities and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. The term of the directors in Class II expire at this meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2016 and 2017, respectively.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors appointed Ms. Bridgforth Hodges as a Class II director in December 2014. Ms. Bridgforth Hodges has served as a member of the Board of Directors of Green Dot's subsidiary bank, Green Dot Bank, since January 2010.
Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.
Nominees to the Board of Directors
The nominees, and his or her age, occupation and length of board service as of March 31, 2015, are provided in the table below. Additional biographical descriptions of the nominees are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Kenneth C. Aldrich* (1)(2)	76	President, The Aldrich Company	January 2001
Glinda Bridgforth Hodges (1)	62	Personal Finance Expert and Consultant	December 2014
George T. Shaheen (2)(3)	70	Retired, Former Chief Executive Officer and Chairman, Entity Labs	September 2013
_____________
*    Lead Independent Director

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee
Kenneth C. Aldrich has served as President of the Aldrich Company, a real estate investment firm, since June 1975. From August 2001 to March 2012, Mr. Aldrich served in various positions at International Stem Cell Corporation, a biotechnology company focused on developing therapeutic and research products through a proprietary stem cell technology. He served as its Chairman or Co-Chairman from August 2001 to March 2012 and served as its Chief Executive Officer from January 2001 through June 2006 and from January 2008 until January 2010. Mr. Aldrich previously served on the Board of Directors of Encode Bio, Inc., Convergent Investors LLC, MakeItWork, Inc., JobSync, Inc. and WaveTech Vision Systems, Inc. Mr. Aldrich holds an A.B. in history and literature from Harvard University and a J.D. from Harvard Law School. We believe Mr. Aldrich should serve as a member of our Board of Directors based on his extensive corporate management experience, including serving as the chief executive officer of a publicly held company and the chief financial officer of another publicly-held company, and his experience with the organizational challenges involved with becoming a publicly-held company.
Glinda Bridgforth Hodges is a personal finance expert and consultant with over forty years of experience with financial institutions, the author of consumer financial education books and articles and a regular contributor on national television and radio shows. Ms. Bridgforth Hodges has served as a financial consultant since 1990 when she founded Bridgforth Financial & Associates, LLC, a financial counseling company that specializes in a holistic approach to cash flow and debt management. Since January 2010, Ms. Bridgforth Hodges served as a member of the Board of Directors of Green Dot Corporation's subsidiary bank, Green Dot Bank. Previously, Ms. Bridgforth Hodges served as Assistant Branch Manager at Detroit Bank & Trust (now Comerica Bank) from 1974 to 1976 and in various roles at Wells Fargo Bank from 1976 to 1988, including over seven years as an Assistant Vice President and Branch Manager. Ms. Bridgforth Hodges holds a B.S. in education from Western Michigan University. We believe Ms. Bridgforth Hodges should serve as a member of the Board of Directors based on the perspective she brings as a hands-on personal finance expert and consultant with extensive experience serving low and moderate income American families.
George T. Shaheen was the Chief Executive Officer and Chairman of the Board of Directors of Entity Labs, a privately held technology company in the data collection, storage and analytics space from December 2006 until July 2009. Prior to that, Mr. Shaheen was the Chief Executive Officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the Chief Executive Officer and Chairman of the Board of Webvan Group, Inc., an online grocery and delivery service.

Previously, he was the Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1988-1999. Mr. Shaheen has served as the Chairman of the Board of Korn/Ferry International, an international executive search and consulting firm, since September 2009. Since June 2004 he has served on the board of NetApp, an enterprise technology company that provides data storage systems. Since September 2013, he has served on the board of Marcus & Millichap, a commercial real estate brokerage company. Since March 2007, he has served as a board member of 247- Inc., a privately held venture backed customer service technology company. Mr. Shaheen received a B.S. degree in business and an M.B.A. degree from Bradley University. We believe Mr. Shaheen should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Executive Officer of various companies and his experience as a board member of other public companies.
Continuing Directors
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of March 31, 2015, are provided in the table below.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Samuel Altman	29	President, Y Combinator	March 2013
Mary J. Dent (1)(3)	53	Public Policy Consultant, dcIQ	August 2013
Class III Directors:
Steven W. Streit	53	Chairman, President and Chief Executive Officer, Green Dot Corporation	October 1999
Timothy R. Greenleaf (2)(3)	58	Managing Director, Fairmont Capital, Inc.	January 2001
Michael J. Moritz (2)	60	Managing Member, Sequoia Capital	February 2003
_____________

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee
Samuel Altman is the President of Y Combinator. Previously, he has served as Executive Vice President, Mobile Products and Technology for Green Dot. He served as our Senior Vice President, Interactive, from March 2012 to November 2012 and also as our Chief Technology Officer from July 2012 to November 2012. Prior to joining Green Dot, he co-founded Loopt, Inc., a provider of mobile location-based services, in 2005 and served as its Chief Executive Officer until it was acquired by us in March 2012. Since April 2012, Mr. Altman has been a General Partner of Hydrazine Capital, an early-stage venture capital firm. We believe Mr. Altman should serve as a member of our Board of Directors based on the perspective he brings as an entrepreneur in the mobile technology industry and from his involvement with companies that are implementing rapid technological changes.
Mary J. Dent has served as the founder of dcIQ, a public policy consulting firm, since August 2013. She served as the Vice President, Public Policy of Silicon Valley Bank, a provider of financial services for high-growth companies in the technology, life sciences and clean technology sectors, from April 2013 to August 2013. Previously, Ms. Dent served as General Counsel of the SVB Financial Group, the bank holding company of Silicon Valley Bank, from May 2006 to April 2013. Prior to that, Ms. Dent served as General and Special Counsel of New Skies Satellites, now a subsidiary of SES, a provider of satellite based telecommunications and information services, from 2000 to 2006. Ms. Dent holds a B.A. in economics from the University of California, Los Angeles and a J.D. from Stanford Law School. We believe Ms. Dent should serve as a member of our Board of Directors based on the extensive experience and perspective she brings on commercial banking matters, the evolution of the U.S. financial services sector, and the public policy environment in which banks and other providers of financial services operate.
Steven W. Streit is our founder, and has served as our President and a director since October 1999, our Chief Executive Officer since January 2001 and our Chairman since February 2010. He also served as our Secretary from October 1999 to April 2000 and as our Treasurer from October 1999 to April 2004. We believe Mr. Streit should serve as our Chairman based on the perspective and experience he brings to our Board of Directors as our President and Chief Executive Officer and our founder, which adds historical knowledge, operational expertise and continuity to our Board of Directors.
Timothy R. Greenleaf has been the Managing Director of Fairmont Capital, Inc., a private equity firm with a focus on investments in middle-market consumer-related businesses, since January 1999. Previously, Mr. Greenleaf was a partner at the law firm of Fulbright & Jaworski L.L.P., specializing in mergers and acquisitions, and tax and corporate structuring. Mr. Greenleaf has served on a number of other boards of directors, including Fairmont Capital, Garden Fresh Restaurant Corp. (Souplantation) and Shari's Management Corp. Mr. Greenleaf holds a dual B.A. in administrative studies and political science from the University of California at Riverside, a J.D. from Loyola Law School and an L.L.M. in taxation from New York University Law School. We believe Mr. Greenleaf should serve as a member of our Board of Directors based on his experience as a private equity investor, tax attorney and financial advisor, the leadership qualities he brings to our Audit Committee and the perspective he adds to our Board of Directors from his service on the boards of directors of other companies.
Michael J. Moritz has been a Managing Member of Sequoia Capital since 1986. Mr. Moritz has served on the Board of Directors of LinkedIn Corporation, an online professional networking company, since January 2011. He has previously served as a director of a variety of companies, including Flextronics Ltd., Google Inc., PayPal, Inc. and Yahoo! Inc. Mr. Moritz holds an M.A. in modern history from Christ Church, Oxford. We believe Mr. Moritz should serve as a member of our Board of Directors based on the important perspective he brings to our Board of Directors from his over 25 years of experience in the venture capital industry, providing guidance and counsel to a wide variety of companies, and service on the boards of directors of a range of consumer- or retail-oriented, private and publicly-held companies.
There are no familial relationships among our directors and officers.
Director Compensation
The following table provides information for the year ended December 31, 2014 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2014.

Director Compensation - 2014
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth C. Aldrich	130,000	29,984	77,874	—	237,858
Samuel Altman	70,000	29,984	77,874	1,521	179,379
Mary J. Dent	115,000	29,984	77,874	—	222,858
Timothy R. Greenleaf	137,000	29,984	77,874	16,672	261,530
Ross E. Kendell *	52,000	—	—	—	52,000
Michael J. Moritz	—	—	—	—	—
William H. Ott, Jr. *	58,750	—	—	—	58,750
George T. Shaheen	83,250	29,984	77,874	1,288	192,396
_____________

*	Former director serving part of 2014.

(1)
Non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds, received an annual retainer fee of $70,000 plus any additional annual fees due for service on our committees or as our lead independent director according to the schedule described below under "Annual and Meeting Fees." Mr. Greenleaf, Mr. Ott, Ms. Dent and Mr. Kendell each also received compensation of $35,000, $15,000, $30,000 and $14,500, respectively, for their service as directors or committee members of our subsidiary bank.

(2)
Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards of restricted stock units granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of unvested restricted stock unit awards held by each non-employee director as of December 31, 2014, see the column “Unvested Restricted Stock Units” in the table below.

(3)
Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards of stock options granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options held by each non-employee director as of December 31, 2014, see the column “Stock Options Outstanding” in the table below.

(4)	Represents the cost of health insurance benefits provided to our directors on the same basis as our other eligible employees.

Our non-employee directors held the following number of stock options and restricted stock units as of December 31, 2014.

Name	Stock Options Outstanding	Unvested Restricted Stock Units
Kenneth C. Aldrich	31,281	1,676
Samuel Altman	123,298	1,676
Mary J. Dent	16,048	1,676
Timothy R. Greenleaf	31,281	1,676
Ross E. Kendell *	—	—
Michael J. Moritz	—	—
William H. Ott, Jr. *	—	—
George T. Shaheen	16,048	1,676
_____________

*	Former director serving part of 2014.
Annual and Meeting Fees. During 2014, our non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds, received the following cash compensation:

•	$70,000 annual cash retainer

•	$25,000 annual fee for chairing our Audit Committee and $12,500 for serving as a non-chair member of our Audit Committee

•	$20,000 annual fee for chairing our Compensation Committee and $7,000 for serving as a non-chair member of our Compensation Committee

•	$15,000 annual fee for chairing our Nominating and Corporate Governance Committee and $5,000 for serving as a non-chair member of our Nominating and Corporate Governance Committee

•	$25,000 annual fee for the Lead Independent Director
During 2014, we also compensated any non-employee director who served on the Board of Directors, Audit Committee, Community Reinvestment Act Committee or Credit Committee of our subsidiary bank. The annual retainer fee for board service is $25,000, the additional annual retainer fee for Audit Committee service is $10,000 for the chair of the Audit Committee and $5,000 for each of the Audit Committee's other members and the additional annual retainer fee for Community Reinvestment Act Committee service is $5,000. We paid an additional annual retainer fee for Credit Committee service of $4,000 until May 2014, when that committee ceased being a standing committee.
We pay the annual retainer fee and any additional annual fees to each director in equal quarterly installments.
Annual Equity Awards. Each non-employee member of the Board of Directors receives annual awards under our 2010 Equity Incentive Plan of stock options and restricted stock units having a fair market value on the grant date equal to a pre-determined dollar value equal to $75,000 and $30,000, respectively. These awards are granted at each annual meeting of stockholders and either will vest over one year or will be fully-vested and immediately-exercisable at the annual meeting of stockholders following the grant. In the event of a merger or consolidation in which Green Dot is not the surviving corporation or another similar change in control transaction involving Green Dot, all unvested stock option and restricted stock unit awards made to non-employee directors under the policy described above will accelerate and vest in full. All awards to non-employee directors, including those described above and any awards to a non-employee director who first becomes a member of our Board of Directors, will be made on a discretionary basis under the 2010 Equity Incentive Plan, based on the recommendation of our Compensation Committee.
Non-employee directors are also eligible for and may elect to receive medical, dental and vision benefits. These benefits are available to our employees, officers and directors generally and in operation provide for the same method of allocation of benefits between director, management and non-management participants.
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.
Director Stock Ownership Guidelines. Upon consultation with Deloitte Consulting, in 2015 the Compensation Committee approved, and the company adopted, stock ownership guidelines for its non-employee directors. Director guidelines are determined as a multiple of the annual cash retainer for board membership (excluding any fees received for board leadership and committee chairmanship). The director guidelines are established as four times a director's annual cash retainer. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the director's spouse, dependent children and/or trust. Directors have 5 years from appointment of the board to acquire and hold the pre-determined level of shares.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as Green Dot's principal independent registered public accounting firm to perform the audit of Green Dot's consolidated financial statements for fiscal year ending December 31, 2015. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as Green Dot's independent registered public accounting firm.
Our Audit Committee first approved Ernst & Young LLP as our independent auditors in 2005, and Ernst & Young LLP audited Green Dot's financial statements for the year ended December 31, 2014. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services and fees from the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Green Dot's audit.
In addition to performing the audit of Green Dot's consolidated financial statements, Ernst & Young LLP provided various other services during the years ended December 31, 2014 and 2013. Our Audit Committee has determined that Ernst & Young LLP's provisioning of these services, which are described below, does not impair Ernst & Young LLP's independence from Green Dot. The aggregate fees billed for the years ended December 31, 2014 and 2013 for each of the following categories of services are as follows:

Fees Billed to Green Dot	2014	2013
Audit fees(1)	$1,098,695	$1,004,665
Audit related fees(2)	467,200	30,000
Tax fees(3)	472,390	614,557
All other fees	—	—
Total fees	$2,038,285	$1,649,222

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents, and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Board (United States).

(2)	“Audit related fees” include fees for benefit plan audits and due diligence services related to completed or potential acquisitions.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee's policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2015, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of either class of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Directors, Named Executive Officers and 5% Stockholders” is c/o Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107 and references to shares refer to our Class A common stock.
Percentage ownership of our Class A common stock common stock is based on 51,699,406 shares of our Class A common stock outstanding on March 31, 2015. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Shares of our Class A common stock subject to options or restricted stock units that are currently exercisable or exercisable or will settle within 60 days of March 31, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the option or warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Class A	% of
Name and Address of Beneficial Owner	Common Stock	Total Voting
	Shares	Power
Directors and Named Executive Officers
Steven W. Streit (1)	4,215,410	8.1%
Michael J. Moritz (2)	317,799	*
John C. Ricci (3)	288,041	*
Timothy R. Greenleaf (4)	262,097	*
Kenneth C. Aldrich (5)	236,823	*
Konstantinos Sgoutas (6)	229,214	*
Lewis B. Goodwin (7)	102,062	*
Samuel Altman (8)	96,696	*
Grace T. Wang (9)	45,402	*
Glinda Bridgforth Hodges (10)	29,383	*
Mary J. Dent (11)	18,874	*
George T. Shaheen (12)	18,874	*
All directors and executive officers as a group (12 persons)	5,860,675	11.0%

5% Stockholders
BlackRock, Inc. (13)	2,860,626	5.5%
Harvest Capital Strategies LLC (14)	2,666,259	5.2%
_____________

*	Represents beneficial ownership of less than 1% of our outstanding shares of Class A common stock.

(1)
Represents 3,311,555 shares held by the Steven W. Streit Family Trust DTD 9/30/2005, of which Mr. Streit is the trustee, 25,757 shares held by his dependent children, 231,098 shares held by Mr. Streit and 647,000 shares subject to options held by Mr. Streit that are exercisable within 60 days of December 31, 2014.

(2)
Represents 300,927 shares of Class A common stock held by Mr. Moritz and 16,872 shares of Class A common stock held by the Crankstart Foundation, of which Mr. Moritz is the trustee. Does not include shares held by Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. Mr. Moritz may be deemed to have shared voting and investment power with respect to the shares held by Sequoia Capital Franchise entities. Mr. Moritz expressly disclaims any such beneficial ownership. The address for Mr. Moritz and each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(3)	Represents 34,360 shares held by Mr. Ricci, 4,460 shares held by his minor children and 249,221 shares subject to options held by Mr. Ricci that are exercisable within 60 days of December 31, 2014.

(4)
Represents 219,954 shares held by the Greenleaf Family Trust DTD May 16, 1999, of which Mr. Greenleaf is the trustee, 9,186 shares held by Mr. Greenleaf and 32,957 shares subject to options held by Mr. Greenleaf that are exercisable within 60 days of December 31, 2014.

(5)
Represents 200,000 shares held by YKA Partners Ltd., of which Mr. Aldrich is the agent of the general partner, 3,866 shares held by Mr. Aldrich and 32,957 shares subject to options held by Mr. Aldrich that are exercisable within 60 days of December 31, 2014.

(6)	Represents 11,539 shares held by Mr. Sgoutas and 217,675 shares subject to options held by Mr. Sgoutas that are exercisable within 60 days of December 31, 2014.

(7)	Represents 5,542 shares held by Mr. Goodwin and 96,520 shares subject to options held by Mr. Goodwin that are exercisable within 60 days of December 31, 2014.

(8)	Represents 4,223 shares held by Mr. Altman and 92,473 shares subject to options held by Mr. Altman that are exercisable within 60 days of December 31, 2014.

(9)	Represents 7,902 shares held by Ms. Wang and 37,500 shares subject to options held by Ms. Wang that are exercisable within 60 days of December 31, 2014.

(10)	Represents 2,727 shares held by Ms. Bridgforth Hodges and 26,656 shares subject to options held by Ms. Bridgforth Hodges that are exercisable within 60 days of December 31, 2014.

(11)	Represents 1,150 shares held by Ms. Dent and 17,724 shares subject to options held by Ms. Dent that are exercisable within 60 days of December 31, 2014.

(12)	Represents 1,150 shares held by Mr. Shaheen and 17,724 shares subject to options held by Mr. Shaheen that are exercisable within 60 days of December 31, 2014.

(13)
Based solely on the information set forth in a Schedule 13G/A filed by BlackRock Inc. on January 30, 2015. BlackRock Inc. reported that, as of December 31, 2014, it had sole voting over 2,798,955 shares and dispositive power over 2,860,626 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(14)
Based solely on the information set forth in a Form 13F-HR filed by Harvest Capital Strategies LLC on February 17, 2015. Harvest Capital Strategies LLC reported that, as of December 31, 2014, it had sole voting and dispositive power over 2,666,259 shares. The principal business address of Harvest Capital Strategies LLC is 600 Montgomery Street, Suite 1700, San Francisco, CA 94111.

OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 31, 2015, and their positions are shown below.

Name	Age	Position
Steven W. Streit	53	Chairman, President and Chief Executive Officer
Grace T. Wang	43	Chief Financial Officer
Konstantinos Sgoutas	42	Chief Revenue Officer
Lewis B. Goodwin	57	President and Chief Executive Officer, Green Dot Bank
John C. Ricci	49	General Counsel and Secretary
For information regarding Mr. Streit, please refer to Proposal No. 1, “Election of Directors,” above.
Grace T. Wang has served as our Chief Financial Officer since November 2013. Prior to joining Green Dot, Ms. Wang served in various financial positions with JP Morgan Chase & Co., a global investment bank, since November 2004, including as Managing Director and Chief Financial Officer at the Investor Services Sales division for Europe, Middle East and Africa (“EMEA”) from November 2012 to November 2013 and Managing Director and Chief Financial Officer of the Treasury and Security Services division for EMEA of JP Morgan Chase from November 2011 through November 2012. Prior to joining JP Morgan Chase, Ms. Wang served as a senior consultant at Booz & Co., a management consulting firm, from 1998 to 2001. From 1993-1994, Ms. Wang served as a consultant at A.T. Kearney, Inc., a management consulting firm. Ms. Wang holds an A.B. in history and science from Harvard University and an M.B.A. from the Harvard University Graduate School of Business Administration.
Konstantinos Sgoutas has served as our Chief Revenue Officer since March 2012. He served as our Chief Product Officer and Executive Vice President, Non-Retail Customer Acquisition, from January 2012 to February 2012. From January 2008 to January 2012, he served as our General Manager, Private Label, from January 2007 to January 2008, he served as our General Manager in the Retail Cards Business Unit and from June 2005 to January 2007, he served as our Director in Product Management. Prior to joining Green Dot, Mr. Sgoutas served as Chief Operating Officer and Vice President of Business Development at Synthean, Inc., an enterprise software services company, from January 2001 to December 2004. From 1995 to 1998, Mr. Sgoutas served as consultant at SH&E, a transportation consulting company now part of ICF International, Inc. Mr. Sgoutas holds a B.Eng in aeronautical engineering from Imperial College London, a Masters in technology/policy and a Masters in transportation from the Massachusetts Institute of Technology, and an M.B.A. from Stanford University.
Lewis B. Goodwin has served as President and Chief Executive Officer of our subsidiary, Green Dot Bank, since December 2011. From December 2009 to December 2011, he served as our Senior Vice President, Banking Relations. Prior to joining Green Dot, he served as Chief Executive Officer for Chrysler Financial Bank - in application, a financial services firm from September 2008 to September 2009. He served as Chief Financial Officer at DaimlerChrysler Bank, in application, a financial services company, from June 2005 to August 2008. During this period, he also served as Vice President, Bank Development at DaimlerChrysler Financial Services, a financial services company. He served as Chief Financial Officer at Toyota Financial Savings Bank, a Nevada Thrift company, from May 2003 to June 2005. He served as Senior Vice President and Chief Financial Officer of Medallion Bank, a Utah Industrial Bank, from September 2002 to June 2003. He served as Providian Bank, Utah Vice President Accounting and Finance, a Utah Industrial Bank, from January 1996 to January 2003. He served as Senior Vice President Controller at West One Bank, Utah, a financial services company, from June 1984 to December 1996. Mr. Goodwin received a B.S. in finance and a B.S. degree in accounting from the University of Utah. Mr. Goodwin is a licensed Certified Public Accountant in Utah since 1984.
John C. Ricci has served as our General Counsel since June 2004 and our Secretary since April 2003. From April 2003 to June 2004, he served as our Director of Legal Affairs. Prior to joining Green Dot, Mr. Ricci was an associate at the law firm of Strategic Law Partners, LLP from November 1999 to June 2002. Mr. Ricci began his career as an attorney in the Enforcement Division of the SEC. Mr. Ricci holds a B.A. in economics and political science from the University of California at San Diego and a J.D. from Loyola Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2014 executive compensation program and the compensation paid by the company to the following named executive officers in 2014, referred to throughout this proxy statement as our named executive officers, or NEOs:

•	Steven W. Streit, Chairman, President and Chief Executive Officer, or CEO;

•	Grace T. Wang, Chief Financial Officer;

•	Konstantinos Sgoutas, Chief Revenue Officer;

•	Lewis B. Goodwin, President and Chief Executive Officer, Green Dot Bank; and

•	John C. Ricci, General Counsel and Secretary.
Compensation Philosophy and Objectives
We believe that the compensation programs offered to NEOs should support the achievement of our financial goals and creation of long-term stockholder value. Accordingly, our executive compensation program is designed to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	link compensation to company and individual performance;

•	link cash incentives to our financial performance;

•	align the interests of our NEOs with those of our stockholders, by providing our NEOs with long-term incentives; and

•	promote an ownership culture.
We have endeavored to create an executive compensation program that provides a mix of short-term and long-term incentives and an appropriate balance between fixed and variable compensation that we believe retains and appropriately motivates our executive officers, including our NEOs. In addition, our Compensation Committee and our Board of Directors strive to keep cash compensation at a competitive level while providing executive officers with equity awards in order to reward them well if our stock price appreciates over time.
Our Compensation Committee considers a variety of factors when setting and evaluating executive officer pay levels, including: tenure, experience, institutional knowledge, retention risk, marketability, replacement cost, leadership skills, and job performance. In addition, the Compensation Committee utilizes competitive market data as a reference point and not as a determinative factor for structuring and determining the amount of compensation to be awarded to our executive officers. The following table presents target total "direct compensation" (i.e., the sum of annual base salary, target annual cash incentive award value and grant date value of long-term equity-based incentive awards) and the value of each pay component for 2014. For more detail regarding our Compensation Committee’s decisions, see the narrative under “Executive Compensation Decisions for the 2014 Performance Year" below.

	Target Total Direct Compensation*
Name	Base Salary ($)	Annual Cash Incentives ($)	Long-Term Equity Incentive Awards ($)	Total ($)
Steven W. Streit	666,000	666,000	2,269,982	3,601,982
Grace T. Wang	400,000	300,000	559,998	1,259,998
Konstantinos Sgoutas	440,000	440,000	969,994	1,849,994
Lewis B. Goodwin	360,000	252,000	679,992	1,291,992
John C. Ricci	370,800	185,400	559,998	1,116,198
_____________

*	These amounts are not a substitute for the amounts disclosed in the Summary Compensation Table, which are disclosed in accordance with SEC rules.

From time to time, special business conditions may warrant additional compensation, such as discretionary or sign-on bonuses, housing and travel allowances, to attract, retain or motivate executive officers. Examples of these conditions include the need to recruit or retain individuals with specific or unique talents, such as the hiring of our new Chief Financial Officer in 2013. In these situations, we consider our business needs and the potential costs and benefits of special rewards.
Our Compensation Committee believed that the allocation between salary, cash incentives and long-term incentives reflected above encouraged our NEOs to work toward our company's financial success, drive long-term stockholder value over time and did not promote inappropriate risk taking. Additionally, our NEOs' 2014 target pay mix was aligned with competitive market practices.
The following graphs reflect the mix of target compensation of our CEO and our other NEOs in 2014:

CEO
Target Bonus 18%
Base Salary 18%
LTI 64%

Other NEO Average
Target Bonus 21%
Base Salary 29%
LTI 50%

"Say-on-Pay" Results
At our 2011 and 2014 annual meeting of stockholders, we requested stockholders to cast a non-binding advisory vote on the compensation of our NEOs, the so-called "say-on-pay" vote. These proposals passed with approximately 99% and 67% of the votes cast in favor of the say-on-pay proposals presented at the meetings held in 2011 and 2014, respectively. As a result of the 2014 vote results, our Compensation Committee began a comprehensive review of our executive compensation program with the goal of identifying changes to ensure that our incentive compensation remains consistent with Green Dot's compensation philosophy and objectives on executive compensation. While our Compensation Committee did not take any action to change the executive compensation decisions made with respect to prior years and maintained the same general structure for its executive compensation program in 2014, upon the executive compensation review performed by its new compensation consultant, our Compensation Committee changed its peer group as described below and, in recognition of the inherent limitations of peer group data for a company as unique as ours and with much larger competitors, reduced the weight given to peer group benchmarking in connection with its decisions.
Risk Considerations
We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:

•	a balanced mix of cash and equity; as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards);

•	a mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion of the total mix;

•	cash incentives solely based on achieving company performance objectives of adjusted EBITDA and annual revenue and subject to our “clawback” right under certain circumstances;

•	maximum award limits for annual cash incentives; and

•	alignment with the competitive practices reflected in the most relevant labor-market in which Green Dot competes.
Our Compensation Committee has assessed our compensation philosophy and objectives and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
Compensation Committee Decision Process
Our Compensation Committee oversees the compensation of our NEOs and our executive compensation programs and initiatives. Our Compensation Committee typically reviews executive officer compensation (including base salary, short-term incentives and long-term incentives), in the second half of each fiscal year, in order to understand competitive market compensation levels and practices based on the most recently completed year. In connection with this review, our Compensation Committee considers any input it may receive from our CEO in evaluating the performance of each executive officer and sets each executive officer's total target direct compensation for the current year based on this review and the other factors described below. We pay cash incentive awards under our incentive bonus plan, which is designed to compensate our NEOs for their contribution to achieving financial goals contained in our company financial plan, as explained in further detail below. Authority to make equity award grants to our NEOs currently rests with our Compensation Committee.
We have based most, if not all, of our prior compensation determinations, including those made for 2014, on a variety of factors, including our performance, our financial condition and available resources, individual performance, our need for a particular position to be filled and the recommendations of our CEO (other than with respect to his own compensation). As discussed under “Role of Compensation Consultant” below, for 2014, the Compensation Committee engaged a compensation consultant and once again conducted a formal benchmarking review. In establishing compensation for executive officers other than our CEO, our Compensation Committee gives weight to the recommendations of our CEO, but final decisions about the compensation of our NEOs are typically made solely by our Compensation Committee.
Role of Compensation Consultant
The Compensation Committee generally retains an independent compensation consultant to help understand competitive compensation levels and incentive designs. The independent compensation consultant is solely hired by, and reports directly to the Compensation Committee. The Committee has sole authority to retain and terminate the independent compensation consultant. At the Committee's discretion, the independent compensation consultant:

•	attends Committee meetings;

•	assists the Committee in determining peer companies and evaluating compensation proposals;

•	assists with the design of incentive compensation programs; and

•	conducts compensation-related research.
In the first half of 2014, Board Advisory, LLC served as our Compensation Committee's independent compensation consultant, advising solely on the proposal to amend our 2010 Equity Incentive Plan at last year's annual meeting before our Compensation Committee retained a new consultant. In the second half of 2014, our Compensation Committee retained Deloitte Consulting, to help in the selection of an appropriate peer group for executive compensation benchmarking purposes, review the company's executive compensation programs and provide the Committee an understanding in executive compensation trends.
Based on input from Deloitte Consulting, and after taking into consideration what is appropriate for our company, stockholders and management team, our Compensation Committee adjusted our primary peer group for 2014 to include companies that are more similar to us in terms of projected revenues. For 2014, the primary peer group used to inform our Compensation Committee of pay levels and practices most relevant for the labor market in which Green Dot competes included:

Blackhawk Network Holdings, Inc.	EZCORP, Inc.	Regional Management Corp.
Cardtronics, Inc.	Global Cash Access Holdings, Inc.	WEX, Inc.
Cash America International, Inc.	Heartland Payment Systems, Inc.	World Acceptance Corp.
Cass Information Systems, Inc.	Jack Henry & Associates, Inc.
Euronet Worldwide, Inc.	MoneyGram International, Inc.
Our Compensation Committee also created an expanded secondary peer group to monitor for pay practice insights and trends, but not for purposes of benchmarking compensation levels. The expanded secondary peer group consists of the thirteen companies above, as well as three larger companies in the U.S. payment processor industry: Western Union, Global Payments and Total System Services.
Deloitte Consulting conducted a compensation benchmarking study to assist the Compensation Committee with understanding competitive pay levels and design practices. While the Compensation Committee considers market data when determining the competitiveness of the executive compensation program, as discussed above, and generally evaluates competitiveness with reference to the 50th percentile of total direct compensation paid to comparable executives within the primary peer group, it uses the findings as a reference point and does not target individual pay elements at a specific percentile.
Elements of Compensation
The key components of our current compensation program for our NEOs are summarized in the table below. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each other compensation component.

Compensation Element	Form of Compensation	Purpose
Base Salary	Cash	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay.
Annual Cash Incentive	Cash	To encourage participants to achieve performance goals and be rewarded commensurately.
Long-term Incentive	Restricted stock units ("RSUs")	To link award value to long-term growth and to align management's interest with those of our stockholders.
Executive Compensation Decisions for the 2014 Performance Year
Base Salary. We seek to provide our NEOs with a base salary that is appropriate for his or her roles and responsibilities, and that provides him or her with a level of income stability. Our Compensation Committee reviews the base salaries of our NEOs annually, with significant input from our CEO, to determine whether any adjustment is warranted. In considering a base salary adjustment, our Compensation Committee considers our company's overall performance and the NEO's performance, individual contribution, changes in responsibilities and prior experience. Our Compensation Committee may also take into account the NEO's current salary and equity ownership and the amounts paid to other NEOs of our company.
The annual base salaries of Messrs. Streit, Sgoutas, Goodwin and Ricci were increased to $666,000 (an increase of 20%), $440,000 (an increase of 17.33%), $360,000 (an increase of 20%) and $370,800 (an increase of 3%), respectively, effective September 29, 2014. These increases reflected our Compensation Committee's desire to retain these NEOs by providing more competitive compensation and to reward them for their individual contributions. Ms. Wang's annual base salary was not increased based on our Compensation Committee's assessment that, as a recent hire, her salary was market competitive.
The actual base salaries paid to our NEOs in 2014 are set forth in the “Summary Compensation Table” below.
Annual Cash Incentive Awards. We utilize cash bonuses to incentivize our NEOs to achieve company performance goals on an annual basis and to reward extraordinary accomplishments. We establish bonus targets for cash incentive awards annually, following the end of the year, and we pay bonuses following the end of the performance period (i.e., 2014). Each NEO's target bonus amount is a pre-determined amount that is intended to provide a competitive level of compensation if the executive officer achieves performance goals that are established in the beginning of the performance year. Performance goals consist of two company financial objectives. In general, we use company performance goals to ensure that our executive compensation program aligns the interests of each of our NEOs with those of our stockholders. Additionally, our annual cash incentive awards are intended to compensate our NEOs for their contribution to achieving financial goals for the performance period contained in our company financial plan. We determine the actual bonus award for each of our NEOs according to the level of achievement of company performance objectives. For more information about our cash incentive awards, see “2014 Executive Officer Incentive Bonus Plan”.
Our Compensation Committee may grant discretionary cash bonuses at any time during the year to reward a NEO who accomplishes pre-established extraordinary or nonrecurring business objectives on behalf of our company. In 2014, the company did not grant any discretionary bonuses to the NEOs.
2014 Executive Officer Incentive Bonus Plan. Our Compensation Committee evaluated target bonus amounts with reference to the 2014 peer group, using its subjective judgment to determine the amount of bonus sufficient to continue to align the interests of each NEO with those of our stockholders while providing incentives to maximize their efforts throughout the year. For 2014, our Compensation Committee set individual target bonus amounts for the NEOs ranging from 50% to 100% of their respective base salaries. Our NEOs who are responsible for revenue generation-related functions had targets set at a higher level than the other NEOs, reflecting our compensation philosophy to link compensation to company performance where doing so would have the greatest impact on revenue generation. The target bonus amounts for our NEOs for 2014 were as follows: Mr. Streit -- $666,000; Ms. Wang -- $300,000; Mr. Sgoutas -- $440,000; Mr. Goodwin -- $252,000 and Mr. Ricci -- $185,400.
For 2014, our Compensation Committee maintained the same incentive bonus plan structure it used in 2013. The 2014 Executive Officer Incentive Bonus Plan provides for annual payments based on two company performance measures, with a threshold level of performance to be achieved in order to receive a minimum payout (for threshold performance) and an opportunity to earn up to 150% of the target bonus amount (for superior performance). Our Compensation Committee believed this plan to be consistent with prevailing market practices among companies within our peer group and with our compensation philosophy and objectives. As explained below, the actual payout amount to each NEO is determined by multiplying the target bonus payment by a “multiplier” (which could be more or less than 100% but cannot exceed 150%) that will vary depending on the percentage of achievement for the two company performance objectives.
Our Board of Directors approves a financial plan for our company for each fiscal year and, in practice, that action resets the financial performance goals used in the Executive Officer Incentive Bonus Plan for that year. For 2014, our NEOs were eligible to earn bonuses based upon attainment of the annual goals contained in our company financial plan for:

•
Adjusted EBITDA, which is calculated as earnings before interest, taxes, depreciation and amortization, employee stock-based compensation expense, stock-based retailer incentive compensation expense and other non-recurring items, reflected in our consolidated statements of operations; and

•
annual revenue, which is calculated by adding the amount of stock-based retailer incentive compensation to the amount of total operating revenues reflected in our consolidated statements of operations.

Adjusted EBITDA and annual revenue were chosen as corporate objectives under the plan because we believed them to be the best indicators of financial success and stockholder value creation for our company. Our Compensation Committee also selected these measures because improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. We also believe that the focus on adjusted EBITDA as the corporate objective discourages inappropriate risk taking by our executives as it encourages them to take a balanced approach that focuses on corporate profitability.
We believe that, to provide for an appropriate incentive effect, the performance goals should be such that to achieve 100% of the objective, performance for the performance period must be aligned by our company financial plan and that our NEOs should not be awarded for performance that did not approximate our company financial plan. Accordingly, our cash incentive compensation plan was designed to pay our NEOs nothing if our company failed to achieve at least 90% of both company performance objectives. The fact that this threshold level was not achieved once in the three years ending December 31, 2014 -- resulting in no amounts being paid to participants under the plan -- reflects the general degree of difficulty our Compensation Committee seeks to establish when setting performance goals under the Executive Officer Incentive Bonus Plan.
For 2014, the adjusted EBITDA and annual revenue targets under the plan were $118.0 million (18.5% year-over-year growth) and $650.0 million (22.6% year-over-year growth), respectively. Actual adjusted EBITDA and annual revenue results, in each case as adjusted for the items below, were $130.6 million (31.0% year-over-year growth) and $590.8 million (1.5% year-over-year growth), respectively. We determined that the “multiplier' was 91% (111% achievement of adjusted EBITDA target and 91% achievement of annual revenue target) for 2014. Accordingly, 91% of the target bonus amounts were paid to our NEOs per the bonus plan formula. Our Compensation Committee evaluated this outcome and, taking into account its philosophy of linking payment to company performance, determined not to exercise its negative discretion and awarded the NEOs in accordance with the formula.

2014 Performance Component	Threshold ($M)	Target ($M)	Maximum ($M)	Actual ($M)	Actual as a % of Target	Bonus Payout Multiplier (%)
Adjusted EBITDA	$106.2	$118.0	$141.6	$130.6	111%	91%
Annual Revenue	$585.0	$650.0	$780.0	$590.8	91%
The actual cash incentive awards paid to our NEOs in 2014 are set forth in the "Summary Compensation Table" below under the column captioned "Non-Equity Incentive Plan Compensation."
Long-Term Equity-Based Awards. We utilize equity awards to ensure that our NEOs have a continuing stake in our long-term success. Historically, we used two forms of equity for long-term equity incentive compensation: stock options and restricted stock units ("RSUs"). However, our Compensation Committee awarded no stock options in 2014 due to the volatility in our stock price and its desire to manage our "burn rate," as discussed below. The switch to RSU only grants was made to closely align the executive compensation program with long-term incentive grant practices across the peer group and the broader market, and also served as a response to the volatility in our stock price - as described below. RSUs represent the right to receive one share of Class A common stock for each RSU that vests upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. Our Compensation Committee believes that RSUs align the interests of the NEOs with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates.
Equity awards improve our ability to attract executives by providing a total compensation package that is competitive with market practices, while also serving as a retention tool due to their multi-year vesting requirements. We grant equity awards to NEOs on an annual basis. Outside of the annual grant cycle, we typically make grants in connection with hiring, promotions, significant changes in responsibilities, extraordinary performance, or to achieve internal equity. Our Compensation Committee takes into account, on a subjective basis, various factors in connection with making its determination. These factors include the responsibilities, past performance and anticipated future contributions of the NEO, the competitiveness of the NEO's overall compensation package with reference to peer group practices, the NEO's existing equity holdings, the extent to which these holdings are vested and the recommendations of our CEO (other than with respect to his own compensation). Beginning in 2012, our Compensation Committee began taking into account “burn rate” in relation to our industry "burn rate cap", per Institutional Shareholder Services ("ISS") methodology, as an additional factor in making its determinations with respect to long-term equity awards. In 2014, after taking into account the long-term incentive and total direct compensation reference levels of the primary peer group as well as our CEO's recommendations (other than with respect to his own compensation), our Compensation Committee used its judgment to determine the value of equity awards that it believed would provide those NEOs sufficient incentive to help us achieve our long-term growth objectives and likely meet our near-term retention objectives in light of the contributions of those executive officers in 2014.
Following completion of the annual review cycle in the second half of 2014 and in consideration of the factors mentioned above for each NEO, our Compensation Committee determined to grant annual equity awards to each of our NEOs in October 2014, all in the form of RSUs. The award values were based on the grant date fair value of the shares of common stock underlying the RSUs, computed in accordance with FASB ASC Topic 718. A summary of the equity awards to NEOs is set forth below, as well as in the “Grants of Plan-Based Awards - 2014” table, which provides additional information, including grant date fair values for each award.
For all of 2014, our Compensation Committee awarded RSUs representing a total of 109,608, 46,837, 32,834, 27,040 and 27,040 shares of our Class A common stock to Messrs. Streit, Sgoutas, Goodwin, Ricci and Ms. Wang, respectively. The RSU awards were made under our 2010 Equity Incentive Plan. The vesting schedule for RSUs granted to our named executive officers in 2014 provided that each award vests in four equal annual installments.
Severance and Change in Control Agreements
In connection with our initial public offering in 2010, we entered into severance arrangements with our then-current named executive officers. These arrangements included severance pay and accelerated vesting of equity awards. These arrangements were designed to promote retention of our senior executive team. As our organization has matured and there have been transitions in management, we have not offered these arrangements to newly-hired NEOs. As a result, for 2014, only the CEO and General Counsel continued to have these arrangements. Details of each of our

NEO's severance arrangements, including estimates of amounts payable in specified circumstances, are disclosed under “Severance and Change of Control Agreements” below. The value of our severance arrangements for our NEOs was not a material factor in our Compensation Committee's or our Board of Directors' determination of the level of any other element of their compensation. In 2015, upon our Compensation Committee's recommendation, the Board of Directors approved and adopted a policy applicable to all employees that provides for "double trigger" acceleration of vesting of equity awards in connection with a change in control of our company.
Other Executive Benefits and Perquisites
In 2014, we did not provide perquisites to our executives that are not available to other employees. During 2014, we provided the following benefits to our NEOs on the same basis as our other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability insurance; and

•	a 401(k) retirement plan.
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Other Compensation Practices and Policies
Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for its chief executive officer and each of the other named executive officer (other than its chief financial officer), unless compensation is performance-based. Prior to the time we became a publicly-held company, our Board of Directors had not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our 2010 Equity Incentive Plan is structured so that performance-based equity compensation deemed paid to covered officers in connection with the exercise of stock option grants made under the plan will qualify as performance-based compensation that will not be subject to the $1.0 million limitation. Although our Compensation Committee generally seeks to structure compensation payable to covered officers to meet the deductibility requirements under Section 162(m), in order to maintain flexibility in compensating NEOs in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy that all compensation payable to covered officers must be deductible on our federal income tax returns. In addition, our Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because a number of requirements must be satisfied in order for the compensation to qualify, and uncertainties as to the application and interpretation surrounding this section currently exist.
Stock Ownership Guidelines. After consultation with Deloitte Consulting, the Compensation Committee recommended and the Board of Directors approved and adopted, stock ownership guidelines for its NEOs beginning in 2015. This decision was made in order to promote stock ownership in the company and to more closely align the interest of our NEOs with those of our stockholders. Guidelines are determined as a multiple of each executive's base salary -- five times base salary for the CEO and two times base salary for all other NEOs. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the executive's spouse, dependent children and/or trust. NEOs have five years from their designation as a NEO to acquire and hold the pre-determined level of shares. All NEOs are currently in compliance with these guidelines.
Anti-Hedging and Anti-Pledging. In its commitment to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations, the company has adopted a policy that prohibits insider trading. Under this policy, no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of the company's securities, such as a put option, a call option or a short sale. In addition, covered persons are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.
Policy Regarding the Timing of Equity Awards. We do not time the granting of equity awards to take advantage of the release of material nonpublic information. Beginning in 2015, we intend to commence a practice of generally granting annual equity awards to all employees on the same date. Historically, we have granted equity awards on the first trading day of each month.

Policy Regarding Restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment, although our Executive Officer Incentive Bonus Plan provides for a "clawback" right in the event that (i) achievement of the EBITDA and annual revenue metrics under the plan is based on financial results that were subsequently the subject of a substantial restatement of our financial statements and (ii) a participant's fraud or intentional illegal conduct materially contributed to such financial restatement. In the event of a restatement or other adjustment other than under our Executive Officer Incentive Bonus Plan, our Board of Directors or our Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or adjustment.
2015 Compensation Decisions
The decisions made for the compensation program in 2015 were approved by the Compensation Committee and are described in the table below.

Compensation Element	Decision for 2015
Base Salary	No changes.
	•	Our Compensation Committee believes that our NEOs' annual base salaries are currently competitive and do not need to be adjusted.

Annual Cash Incentive	No changes.
	•	Our Compensation Committee has maintained the same incentive bonus plan structure it used in 2014.

Long-term Incentive	Performance-based restricted stock units ("PSUs") were granted to Messrs. Streit and Sgoutas on March 31, 2015.
	•	PSUs are subject to vesting and adjustment over a three-year period based on the achievement of specified performance metrics.
	•	The performance metric for Mr. Streit is our company's total shareholder return ranking as compared to the S&P SmallCap 600 for the period from January 1, 2015 to December 31, 2017.
•
The performance metric for Mr. Sgoutas is year-over-year growth in non-GAAP total operating revenue, excluding revenue generated from acquisitions made in the most recent year, for the 2015 to 2017 period.

•
Assuming 100% achievement of the applicable performance metrics, Mr. Streit would earn 142,587 shares and Mr. Sgoutas would earn 100,000 shares. Mr. Streit has the opportunity to earn 150% of his target award for superior performance.

The remaining NEOs will be granted time-based equity awards at the same time that awards are made to the rest of our employees.
	•	Our Compensation Committee believes the combination of PSUs and time-based equity awards across all the NEOs represents the appropriate balance between performance, risk and retention.
Compensation Committee Report
The information contained in the following report of Green Dot's Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Green Dot's annual report on Form 10-K for the year ended December 31, 2014.
Submitted by the Compensation Committee
Kenneth C. Aldrich, Chair
Timothy R. Greenleaf
Michael J. Moritz
George T. Shaheen

Compensation Committee Interlocks and Insider Participation
In 2014, the members of our Compensation Committee were Kenneth C. Aldrich, Timothy R. Greenleaf, Michael J. Moritz and George T. Shaheen for the entire year. None of the members of our Compensation Committee in 2014 was at any time during 2014 or at any other time an officer or employee of Green Dot or any of its subsidiaries, and none had or have any relationships with Green Dot that are required to be disclosed under Item 404 of Regulation S-K. None of Green Dot's executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2014.
Executive Compensation Tables
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated NEOs serving as such at December 31, 2014.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Steven W. Streit	2014	580,615	—	2,269,982	—	606,060	3,749	3,460,406
President and Chief Executive Officer	2013	555,000	200,000	5,216,000	—	627,150	3,682	6,601,832
	2012	538,846	—	—	—	—	2,092	540,938

Grace T. Wang	2014	400,000	—	559,998	—	273,000	2,433	1,235,431
Chief Financial Officer	2013	38,462	310,000	2,411,000	985,896	—	—	3,745,358

Konstantinos Sgoutas	2014	390,000	—	969,994	—	400,400	3,397	1,763,791
Chief Revenue Officer	2013	375,000	—	260,800	693,206	423,750	2,759	1,755,515
	2012	371,772	—	—	2,441,050	—	14,824	2,827,646

Lewis B. Goodwin	2014	313,846	—	679,992	—	229,320	3,202	1,226,360
Chief Executive Officer, Green Dot Bank	2013	300,000	—	293,800	173,915	237,300	—	1,005,015
	2012	300,000	—	—	495,712	—	9,000	804,712

John C. Ricci	2014	362,492	—	559,998	—	168,714	3,332	1,094,536
General Counsel	2013	360,000	—	383,350	173,915	203,400	538	1,121,203
	2012	360,000	—	—	247,856	—	8,250	616,106
_____________

(1)
Effective October 1, 2014, Messrs. Streit's annual base salary was increased to $666,000, Mr. Sgoutas's annual base salary was increased to $440,000, Mr. Goodwin's annual base salary was increased to $360,000 and Mr. Ricci's annual base salary was increased to $370,800.

(2)
The amounts in this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of restricted stock units during the applicable period, as discussed in note 12 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014. The grant date fair value is calculated using the estimated fair value of our common stock, as determined by our Board of Directors on the date of the award.

(3)
The amounts in this column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable period. For information on the valuation assumptions with respect to stock option grants, refer to note 12 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014. There can be no assurance that these grant date fair values will ever be realized by the NEOs.

(4)
The amounts in this column represent total performance-based bonuses under our 2014, 2013 and 2012 Executive Officer Incentive Bonus Plans earned for services rendered in the applicable period. See the “Grants of Plan-Based Awards - 2014” table below for information on awards made under our 2014 Executive Officer Incentive Bonus Plan.

The following table provides information with regard to potential cash bonuses paid or payable for the year ended December 31, 2014 under our performance-based, non-equity incentive plan, and with regard to each stock-based award granted to a NEO during 2014.
Grants of Plan-Based Awards - 2014

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares Underlying Option Awards (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name		Threshold	Target	Maximum
Steven W. Streit	(1)	333,000	666,000	999,000	—
	10/01/14				109,608	—	—	2,269,982
Grace T. Wang *	(1)	150,000	300,000	450,000
	10/01/14				27,040	—	—	559,998
Konstantinos Sgoutas	(1)	220,000	440,000	660,000
	10/01/14				46,837	—	—	969,994
Lewis B. Goodwin	(1)	126,000	252,000	378,000
	10/01/14				32,834	—	—	679,992
John C. Ricci	(1)	92,700	185,400	278,100
	10/01/14				27,040	—	—	559,998
_____________

(1)
Represents possible cash incentive awards under our 2014 Executive Officer Incentive Bonus Plan upon our achievement of adjusted EBITDA and annual revenue goals. Actual awards are equal to the executive officers' target bonus multiplied by a percentage (which may be more or less than 100% but shall not exceed 150%) that varies depending upon achievement of the corporate objectives (i.e., adjusted EBITDA and annual revenue). Each of the corporate objectives is given equal weight, except that no bonus is payable if both corporate objectives are not achieved at a level of at least 90%. Under the terms of the plan, the actual award could range from 50% of the NEOs' target bonus amounts if both corporate objectives are achieved at the 90% level, to 150% of those amounts if both corporate objectives are achieved at the 120% level, with the potential for an incrementally larger or smaller actual award within the range based on higher or lower levels of achievement, respectively. Bonuses are payable at the end of the annual performance period.

(2)	Represents awards of RSUs. The shares underlying these awards vest in four equal annual installments on the anniversary of the grant date. All awards were granted under our 2010 Equity Incentive Plan.

(3)	For additional detail on the grant date fair value of stock awards, see footnotes 2 and 3 to the "Summary Compensation Table" above.

The following table provides information regarding each unexercised stock option or unvested stock awards held by our NEOs as of December 31, 2014.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Steven W. Streit	200,000	—	4.64	02/15/18
	400,000	—	20.01	11/12/19
	43,083	3,917	45.31	04/01/21
					150,000	3,912,000
					109,608	2,269,982
Grace T. Wang	27,083	72,917	24.11	11/18/23
					75,000	1,808,250
					27,040	559,998
Konstantinos Sgoutas	9,455	—	20.01	11/12/19
	21,875	3,125	31.61	06/20/21
	4,749	1,584	33.55	12/01/21
	70,833	29,167	28.46	02/02/22
	30,937	14,063	32.36	03/02/22
	1,563	31,250	12.75	10/01/22
	31,250	43,750	16.34	04/03/23
	10,416	14,584	16.13	04/08/23
					746	25,028
					7,500	195,600
					46,837	969,994
Lewis B. Goodwin	21,875	—	25	02/04/20
	50,166	35,834	12.75	10/01/22
	10,416	14,584	16.34	04/03/23
					7,500	122,550
					3,750	97,800
					32,834	679,992
John C. Ricci	86,153	—	1.41	01/19/16
	9,611	—	10.75	12/11/18
	100,000	—	20.01	11/12/19
	8,250	750	45.31	04/01/21
	25,083	17,917	12.75	10/01/22
	10,416	14,584	16.34	04/03/23
					5,625	91,913
					7,500	195,600
					27,040	559,998
____________

(1)
All options vest as to 25% of the shares of common stock underlying the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)
For awards granted prior to our initial public offering in July 2010, represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the option's grant date. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Employee Stock-Based Compensation” of our annual report on Form 10-K for the year ended December 31, 2014 for a discussion of how we have valued our common stock.

(3)	Represents awards of RSUs. The shares underlying these awards vest in four equal annual installments on the anniversary of the grant date.

The following table provides information concerning each exercise of stock options by, and each vesting of stock awards for, each of our NEOs during the year ended December 31, 2014.
Option Exercises and Stock Vested - 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven W. Streit	536,602	9,006,523	50,000	1,035,500
Grace T. Wang	—	—	25,000	520,000
Konstantinos Sgoutas	32,187	313,153	3,245	67,800
Lewis B. Goodwin	—	—	3,750	74,738
John C. Ricci	113,450	1,759,155	4,375	88,413
Offer Letters and Arrangements
The company does not maintain any employment agreements with its NEOs. All NEOs are employed at will and may be terminated at any time, with or without formal cause.
Steven W. Streit. Mr. Streit's current annual base salary is $666,000, and his maximum bonus under our 2015 Executive Officer Incentive Bonus Plan is $999,000. As discussed in “Severance and Change of Control Agreements” below, if we terminate Mr. Streit without cause (as defined in his severance agreement), we have agreed to pay him six months of his then-current annual base salary.
Grace T. Wang. Ms. Wang's current annual base salary is $400,000 and her maximum bonus under our 2015 Executive Officer Incentive Bonus Plan is $450,000.
Konstantinos Sgoutas. Mr. Sgoutas's current annual base salary is $440,000, and his maximum bonus under our 2015 Executive Officer Incentive Bonus Plan is $660,000.
Lewis B. Goodwin. Mr. Goodwin's current annual base salary is $360,000, and his maximum bonus under our 2015 Executive Officer Incentive Bonus Plan is $378,000.
John C. Ricci. Mr. Ricci's current annual base salary is $370,800, and his maximum bonus under our 2015 Executive Officer Incentive Bonus Plan is $278,100. As discussed in “Severance and Change of Control Agreements” below, if we terminate Mr. Ricci without cause (as defined in his severance agreement), we have agreed to pay him six months of his then-current annual base salary.
Severance and Change of Control Agreements
Severance Arrangements. Under our severance agreements with some of our NEOs, we have agreed, if we terminate his employment without cause (as defined in his or her employment or severance agreement), to pay him six months of his then-current salary and to accelerate fully the vesting of all unvested shares underlying his then-outstanding equity awards. The following table summarizes the cash severance amount and the value of the acceleration payout each NEO would have been entitled to receive assuming a qualifying termination as of December 31, 2014. Acceleration values are based upon the closing price for a share of our Class A common stock of $20.49 on December 31, 2014, the last trading day of 2014, minus the exercise price.

Name	Severance Amount ($)	Accelerated Stock Options ($)
Steven W. Streit	333,000	—
John C. Ricci	185,400	199,201
Change in Control Arrangements. Certain option agreements for the NEOs listed in the table below provide for full vesting of the unvested shares underlying the options in the event of a change in control. The following table summarizes the value of the payouts to these NEOs pursuant to these awards, assuming a qualifying change in control as of December 31, 2014. Values are based upon the closing price for a share of our Class A common stock of $20.49 on December 31, 2014, the last trading day of 2014, minus the exercise price.

Name	Accelerated Stock Options ($)
Steven W. Streit	—
John C. Ricci	199,201

EQUITY COMPENSATION PLAN INFORMATION
We maintain the 2001 Stock Plan, 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan, each of which was approved by our stockholders. Without stockholder approval, we issued a non-plan option and a non-plan restricted stock units award in connection with the offer of employment and hiring of Ms. Wang. The following table presents information as of December 31, 2014 with respect to compensation plans under which shares of our Class A common stock may be issued. Except as noted below, all share amounts represent shares of our Class A common stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
	(a)		(b)(1)	(c)
Equity compensation plans approved by security holders	6,199,426	(2)(3)	$18.76	4,865,470	(4)
Equity compensation plans not approved by security holders	175,000	(5)	24.11	—
Total	6,374,426			4,865,470
____________

(1)	The weighted average exercise price relates solely to outstanding stock option shares or warrant shares since shares subject to restricted stock units have no exercise price.

(2)	Excludes purchase rights accruing under the 2010 Employee Stock Purchase Plan.

(3)	Includes options to purchase 3,522,493 shares of our Class A common stock and restricted stock unit awards underlying 2,676,933 shares of our Class A common stock.

(4)
Includes 1,171,950 shares that remain available for purchase under the 2010 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2010 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2011 through 2018 by the number of shares equal to 1% of the total outstanding shares of our Class A common stock as of the immediately preceding December 31st.

(5)
Represents a non-plan option to purchase 100,000 shares of our Class A common stock and a non-plan restricted stock unit award providing for the issuance of up to 75,000 shares of our Class A common stock.

Non-Plan Option and RSU Grants
We granted employment inducement awards of stock options and restricted stock units to Grace T. Wang in connection with hiring her as our Chief Financial Officer, effective November 18, 2013. She was granted an option to purchase 100,000 shares of our Class A common stock with an exercise price equal to $24.11 per share and restricted stock units providing for the issuance of up to 100,000 shares of Class A common stock. See “Outstanding Equity Awards at Fiscal Year End” for descriptions of the vesting terms for these awards. These awards were granted outside of our 2010 Equity Incentive Plan, but except as set forth in the award agreements, are generally subject to the same terms and conditions as apply to the applicable awards granted under the 2010 Equity Incentive Plan.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From January 1, 2014 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Executive Compensation” or Proposal No. 1, "Election of Directors - Director Compensation," above.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-party transactions policy which sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” Our Audit Committee reviews transactions that may be “related person transactions,” which are transactions between us and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any executive officer, director, nominee for director, or stockholder of ours holding more than 5% of any class of our voting securities, in each case since the beginning of the previous fiscal year, and their immediate family members.
Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions, arrangements or relationships need not be approved by our Audit Committee pursuant to the policy:

•	employment by us of an executive officer if:

•	the related compensation is required to be reported in our proxy statement, or

•
the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement if the executive officer were a “named executive officer,” and our Compensation Committee approved or recommended that our Board of Directors approve the compensation;

•	any compensation paid to a director if the compensation is required to be reported in our proxy statement;

•	any transaction where the related person's interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or government authority;

•	any transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•
any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person's only relationship is as an employee (other than as an executive officer);

•
any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person is a trustee, director or executive officer, if the aggregate amount involved in any fiscal year does not exceed $120,000;

•	any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	ordinary course business travel expenses, advances and reimbursements; and

•	any indemnification payments made pursuant to our insurance policies, certificate of incorporation or bylaws or as otherwise approved by our Board of Directors.
Under the policy, members of our legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to our Audit Committee. In addition, transactions may be identified through our code of business conduct and ethics or our other policies and procedures, and reported to the Audit Committee. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, reject, rescind or take other action with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of Green Dot's Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Audit Committee has reviewed and discussed with Green Dot's management and Ernst & Young LLP the audited consolidated financial statements of Green Dot contained in Green Dot's annual report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable auditing standards.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Green Dot.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Green Dot's annual report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Timothy R. Greenleaf, Chair
Mary J. Dent
George T. Shaheen

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
 Green Dot's bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Corporate Secretary.
 To be timely for the 2016 annual meeting, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Green Dot not earlier than 5:00 p.m. Pacific Time on February 13, 2016 and not later than 5:00 p.m. Pacific Time on March 14, 2016. A stockholder's notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Green Dot's bylaws.
 Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Green Dot's 2016 annual meeting must be received by the company not later than December 19, 2015 in order to be considered for inclusion in Green Dot's proxy materials for that meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Green Dot's directors, executive officers and any persons who own more than 10% of Green Dot's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Green Dot with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Green Dot and written representations from the directors and executive officers, Green Dot believes that all Section 16(a) filing requirements were timely met in 2014, with the exception of the following reports that were filed late: Konstantinos Sgoutas' Form 4 for reporting the exercise of a stock option to purchase 10,000 shares of Class A Common Stock on November 29, 2013 and Steven W. Streit's Form 4 for reporting the exercise of a stock option to purchase shares of Class A Common Stock and the sale of 10,500 shares of Class A Common Stock on April 16, 2014.
Available Information
Green Dot will mail without charge, upon written request, a copy of Green Dot's annual report on Form 10-K for the year ended December 31, 2014, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Green Dot Corporation
3465 East Foothill Blvd
Pasadena, CA 91107
Attn: Investor Relations
The Annual Report is also available at http://ir.greendot.com, by clicking on “Annual Reports,” under “Financial Information.”
“Householding” - Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are Green Dot stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, Green Dot will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Green Dot's Investor Relations department at 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Investor Relations, telephone number (626) 765-2427.
Any stockholders who share the same address and currently receive multiple copies of Green Dot's Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Green Dot's Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Green Dot Annual Stockholder Meeting
Green Dot Corporation Corporate Headquarters
Directions to the Green Dot Corporation Corporate Headquarters
3465 E. Foothill Blvd., Pasadena, California 91107
Tel: (626) 765-2000
From 134 East:
Take the 134 East. Merge onto the 210 East. Take exit 29B for Sierra Madre Villa Avenue towards Madre Street. Turn left onto Sierra Madre Villa Avenue. Turn right onto E. Foothill Blvd. Office will be located on the left.
From 605 North:
Take the 605 North. Take exit 27B on the left to merge onto 210 West/Foothill Fwy towards Pasadena. Take exit 30 for S. Rosemead Blvd/Michillinda Avenue towards CA-19. Keep right at the fork and follow signs for Rosemead Blvd N/Michillinda Avenue. Merge onto Quigley Avenue. Turn left onto E. Foothill Blvd. Office will be located on the right.
From 210 West:
Take the 210 West. Take exit 30 for S. Rosemead Blvd/Michillinda Avenue towards CA-19. Keep right at the fork and follow signs for Rosemead Blvd N/Michillinda Avenue. Merge onto Quigley Avenue. Turn left onto E. Foothill Blvd. Office will be located on the right.

GREEN DOT CORPORATION

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2015.

Vote by Internet

- Go to **www.envisionreports.com/GDOT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Proxy Card for 2015 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and a vote FOR Proposal 2.

1. The election of three Class II directors of Green Dot Corporation, each to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders and until such director's successor has been elected and qualified or until such director's earlier resignation or removal.

	For	Withhold
01 - Kenneth C. Aldrich	☐	☐
02 - Glinda Bridgforth-Hodges	☐	☐
03 - George T. Shaheen	☐	☐

	For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Green Dot Corporation for the year ending December 31, 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and the 2014 Annual Report for Green Dot Corporation are available at http://www.envisionreports.com/GDOT.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GREEN DOT CORPORATION

The undersigned hereby appoints Steven W. Streit, Grace T. Wang and John C. Ricci and each of them, as proxies of the undersigned, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all the shares of Class A Common Stock of Green Dot Corporation that the undersigned is entitled to vote, as specified on the opposite side of this Proxy, at the 2015 Annual Meeting of Stockholders of Green Dot Corporation to be held at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California 91107, on May 28, 2015 at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. IF NO SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSAL 2.

ON THE OPPOSITE SIDE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.